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                           COMPANY CONTACT:   VION PHARMACEUTICALS, INC.
                                              Alan Kessman, CEO
                                              Howard B. Johnson, President & CFO
                                              (203) 498-4210

VION ENTERS INTO AGREEMENTS FOR $32.5 MILLION SALE OF COMMON STOCK

NEW HAVEN, CT, JANUARY 26, 2005 -- VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) today announced that it has agreed to sell up to 10,000,000 shares of its common stock in a registered direct offering at a price of $3.25 per share to institutional investors. All of the shares are being sold by Vion
Pharmaceuticals, Inc., and the shares are being offered under the company's effective shelf registration statement relating to the possible sale from time to time of the company's securities. CIBC World Markets Corp. and Leerink Swann
& Company are acting as the exclusive placement agents for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and the accompanying prospectus related to the offering can be obtained from Vion.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: CLORETAZINE(TM)
(VNP40101M), a unique sulfonylhydrazine alkylating agent, and Triapine(R), a potent inhibitor of a key step in DNA synthesis. In preclinical studies, Vion is also evaluating KS119, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company is also known for developing
TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at
www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K/A for the year ended
December 31, 2003. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.